FOR IMMEDIATE RELEASE

COMPANY CONTACT:	PRESS CONTACT:
Investor Relations W.P. Carey & Co. LLC 212-492-1100 IR@wpcarey.com	Guy Lawrence Ross & Lawrence 212-308-3333 gblawrence@rosslawpr.com
W. P. Carey & Co. Announces Closing of Merger of CPA®:14 and CPA®:16 — Global
Transaction Provides CPA®:14 Investors Liquidity
     NEW YORK — May 3, 2011 — Investment firm W. P. Carey & Co. LLC (NYSE: WPC) announced today that the merger of Corporate Property Associates 14 Incorporated (CPA®:14) with and into a subsidiary of Corporate Property Associates 16 — Global Incorporated (CPA®:16 — Global) closed on May 2, 2011. The transaction represents the thirteenth successful liquidation of a W. P. Carey fund since 1998.
     The total merger consideration for CPA®:14 investors was $11.50 per share, providing original investors with an average annual return at liquidation of 8.96 percent. Under the terms of the merger, CPA®:14 shareholders of record on the applicable record date were given the choice to receive either $10.50 in cash or 1.1932 shares of CPA®:16 — Global common stock as merger consideration. All shareholders of CPA®:14 at the time of the merger will receive a special cash distribution of $1.00 per share of CPA®:14 common stock owned at the time of the merger.
     W. P. Carey & Co. LLC, the advisor to the CPA® series of funds, converted all of the CPA®:14 shares it owned into shares of CPA®:16 — Global common stock in the merger and purchased 13.75 million additional shares of CPA®:16 — Global for $121 million in cash. In addition, immediately prior to the merger, W. P. Carey and CPA®:17 — Global Incorporated, another publicly held, non-traded REIT advised by W. P. Carey, acquired interests in a total of six properties from CPA®:14 for approximately $89.5 million in cash, plus the assumption of related debt. These properties consist primarily of office, industrial, retail and warehouse facilities located in the United States and Germany.
     W. P. Carey’s Chairman Wm. Polk Carey said, “This merger is a testament to our ability to provide solid returns to our CPA® investors over the long term. By focusing primarily on tenant creditworthiness and portfolio diversification, for nearly four decades, we have strived to develop investment products that work in good times and in bad. We look forward to continuing to serve our CPA®:16 — Global shareholders, both old and new, in the years to come.”
     Trevor P. Bond, President and Chief Executive Officer of W. P. Carey, commented, “We are pleased that we were able to successfully complete this merger, which we believe will be beneficial to the shareholders of both CPA®:14 and CPA®:16 — Global. Our consistent track record of providing investors with rising income and capital appreciation over varied economic cycles is what differentiates us as an investment manager. We are pleased that thirteen of our funds have now gone full-cycle to liquidity and have provided shareholders an average annual return of 11.4 percent.”
Advisors
     Clifford Chance US LLP represented CPA®:16 — Global as legal counsel and Deutsche Bank Securities Inc. served as financial advisor to its special committee. CPA®:14’s special committee was represented by Greenberg Traurig, LLP as legal counsel and Robert A. Stanger & Co. as financial advisor. DLA Piper was corporate counsel to W. P. Carey & Co. LLC. Reed Smith LLP provided real estate and transaction counsel.
W. P. Carey & Co. LLC
     W. P. Carey & Co. LLC (NYSE: WPC) is an investment management company that provides long term sale leaseback and build to suit financing for companies worldwide and manages a global investment portfolio of approximately $10.5 billion. Publicly traded on the New York Stock Exchange (WPC), W. P. Carey and its CPA® series of income-generating, non-traded REITs help companies and private equity firms unlock capital tied up in real estate assets. The W. P. Carey Group’s investments are highly diversified, comprising contractual agreements with approximately 280 long term corporate obligors spanning 28 industries and 17 countries. http://www.wpcarey.com
     This press release contains forward-looking statements within the meaning of the Federal securities laws. A number of factors could cause the Company’s actual results, performance or achievement to differ materially from those anticipated. Among those risks, trends and uncertainties are the general economic climate; the supply of and demand for office and industrial properties; interest rate levels; the availability of financing; and other risks associated with the acquisition and ownership of properties, including risks that the tenants will not pay rent, or that costs may be greater than anticipated. For further information on factors that could impact the Company, reference is made to the Company’s filings with the Securities and Exchange Commission.

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